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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                Contact: Deborah Petroski
                                                     Phone: 570-253-1970 x715
                                                     Date: December 10, 2001


THE DIME BANK AND DIMECO, INC. ANNOUNCE NEW CHIEF EXECUTIVE OFFICER

The Boards of Directors of The Dime Bank and Dimeco Inc. have announced the appointment of Gary C. Beilman to the position of Chief Executive Officer beginning on January 1, 2002, to succeed Joseph J. Murray who has been Chief Executive Officer of The Dime Bank since 1986.

Outlining the rationale for Gary Beilman's promotion, Joe Murray states, "Gary brings a wealth of experience to his new post. His relationship orientation and development are key to our success. Although his background is primarily in the lending area, his experience is broad-based because as a community banker, he has excelled in many different capacities. Gary knows the markets that we serve and his style of leadership, based on sound team-oriented principles, will assure our continued progress and growth in our area markets. I know our Board of Directors is thrilled by the fact that we have someone of Gary's professional competency who also happens to be an area native. He really brings some big-time experience to our smaller communities. It's a great fit."

Maintaining Dime Bank practices of consistency and dependability, Murray will retain his current position as President, Board Member and Senior Management Member as well as continue to advise the Asset/Liability Management Committee. In addition, Murray will continue to develop commercial relationships fostered over his tenure with The Dime Bank and acquire new responsibilities in the area of business development.

Among the many accomplishments credited to Murray's leadership, the Bank grew from $60 million to $242 million in total assets over the last 16 years. In his ever-present focus on superior customer service, two branches were added, one in Damascus, the other in Greentown, while upgrading the customer contact areas of the Honesdale and Hawley offices. An Operations Center was constructed to improve efficiency by relocating back office functions to one central location. William E. Schwarz, Chairman of the Board, states, "Under Joe's leadership, we have continually improved the Bank's financials so that we now consistently hit our stated financial targets with ROE (return on equity) between a range of 12% to 15%, ROA (return on assets) above 1% and dividend payout between 30% and 40% of earnings. This formula basically allows us to perform at a high level with the view toward increasing shareholder value."

Gary Beilman joined The Dime Bank in 1989 and has risen through the ranks of Vice President/Senior Lending Officer to Senior Vice President and currently is Executive Vice President. At The Dime Bank, Beilman is a chair or member of many committees,
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including Senior Officer, Loan, Asset/Liability, Trust, Technology, Service
Charge and Community Reinvestment Act. Prior to joining The Dime Bank, Beilman was an Officer with the Hawley Bank. Over a ten-year span there, beginning in 1976, he held various positions from Management Trainee to Vice President. Beilman then spent three years as a Vice President with First Eastern Bank, involved in both retail and commercial banking.

Since joining the Bank, Beilman has had many achievements including expanding the loan portfolio from $57 million to $163 million, establishing the Bank's secondary mortgage market with Freddie Mac and instituting a centralized lending function. Knowing that Wayne County is the home of summer camps, Beilman recognized the positive profit contributions attainable through diversification and expansion into this niche market. Credit quality has improved dramatically with Beilman setting concrete goals, while motivating and supporting the team. Beilman charted and executed the course of change for the lending infrastructure, preparing the department for future community lending needs.

With his new role as CEO, Beilman will be taking on the responsibilities for the direct management of the Bank's resources in order to achieve the strategic and financial objectives of the Bank, consistent with Board philosophies and policies. In addition he will represent the institution in area communities and at industry related organizations.

Beilman states, "I'm thrilled about my appointment as the new CEO of The Dime Bank. It's an honor to be part of an organization that's on the right track. We have many good things going for us. The Bank is dedicated to serving our customers and communities. Our Board is vibrant and visionary, and our staff is committed to excellence. We continue to introduce the latest technology and new financial products and services that bring the best benefits to our customers. The Bank's profitability and shareholder value have been consistently increased over many years with our sights set on continuing this trend. There's a chemistry here that makes The Dime Bank special."

"Consistency has been a theme here at The Dime Bank and that will continue as we go forward. Although the management styles of Mr. Murray and myself may be slightly different, our overall philosophies are almost identical." Beilman continues, "Going forward we have both real challenges and real opportunities. The overall economy and the tightening of spreads within the banking industry will need to be closely monitored. Continuing our profit trend, maintaining asset quality, and perpetuating our deposit growth will all be my top priorities. At the same time I see this as the beginning of a new era. Advancing technology provides us the medium to introduce new products and services. Additionally, recent banking regulatory changes make it possible for banks to expand its services into other business arenas. These are exciting times and I embrace the challenge to explore these possibilities."

Beilman holds a Bachelor of Science degree in Business Administration from the University of Scranton, where he also pursued post-graduate studies in Finance. He is a graduate of the Banking School of the Independent Bankers Association of America at
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Ball State University in Muncie, Indiana. Further he has completed numerous courses and classes with Dale Carnegie and many state and nationally accredited banking associations. Beilman began his studies right here in the Wallenpaupack Area School District and is now an instructor himself, teaching AIB courses at Lackawanna Junior College.

Beilman is very active in the community currently serving as a Board Member and Treasurer of the Wallenpaupack Area School District, a Director and Secretary of Wayne Health Services, Inc. (an affiliate of Wayne Memorial Hospital), a Director of Habitat for Humanity and is Secretary/Treasurer of the Bluestone Hunting Club, Inc. Beilman is a 4th Degree member of the Bishop Hoban Assembly Knights of Columbus, a member of Queen of Peace Church, and a member of the Dorflinger-Suydam Wildlife Sanctuary, the Lacawac Sanctuary, and the Wayne County Historical Society. In the past Beilman was a Director of the Wayne County Chamber of Commerce, President of the Hawley Rotary Club, and Director of the Lake Wallenpaupack Association. He was awarded the Outstanding Young Men in America honor by the United States Jaycees in 1979.

Beilman resides in Hawley with his wife, Jean, son Ryan and daughters Corie and Jamie.

The Dime Bank serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services. For more information on The Dime Bank, visit www.thedimebank.com